Exhibit 99.1

NEWS RELEASE
18-05-095

2901 Butterfield Road

Oak Brook, Ill. 60523

www.inlandwestern.com

FOR IMMEDIATE RELEASE

Contact:  Georganne Palffy, Inland Western Retail Real Estate Trust, Inc. (Analysts)

(630) 368-2358 or georganne.palffy@inland-western.com

Joel Cunningham, Inland Communications, Inc. (Media)

(630) 218-8000 Ext. 4897 or cunningham@inlandgroup.com

INLAND WESTERN RETAIL REAL ESTATE TRUST, INC.

LEASES 233,022 SQUARE FEET IN CALIFORNIA

Oak Brook, Ill.  December 22, 2009 — Inland Western Retail Real Estate Trust, Inc. (“Inland Western”) announced today that the company has signed three leases totaling 233,022 square feet of space formerly occupied by Mervyn’s in California to Burlington Coat Factory.  The three locations include 77,192 square feet in Moreno Valley, CA; 77,936 square feet in Vacaville, CA; and 77,874 square feet in Elk Grove, CA.

“We are pleased to announce the execution of these leases, which demonstrates consistent leasing velocity within our portfolio,” commented Shane Garrison, chief investment officer of Inland Western. “We continue to see solid leasing interest due to the location and quality of our assets.”

Inland Western Retail Real Estate Trust, Inc. is a self-managed real estate investment trust that acquires, manages and develops a diversified portfolio of real estate, primarily multi-tenant shopping centers across the United States.  As of September 30, 2009, the portfolio under management totaled in excess of 49 million square feet, consisting of 299 wholly owned properties and 2 consolidated joint venture properties.  The company also has interests in 12 unconsolidated properties and 14 properties in 7 development joint ventures.  For further information, please see the company website at www.inlandwestern.com.

This press release may contain forward-looking statements.  Forward-looking statements are statements that are not historical, including statements regarding management’s intentions, beliefs, expectations, representations, plans or predictions of the future, and are typically identified by such words as “believe,” “expect,” “anticipate,” “intend,” “estimate,” “may,” “will,” “should” and “could.”  The company intends that such forward-looking statements be subject to the safe harbors created by Section 27A of the Securities Act of 1933 and Section 21E.